Exhibit 99.1

The Knot Reports Fourth Quarter and 2008 Year End Financial Results

--2008 Gains Led by 11% Growth in Online Advertising--

Conference Call Today at 4:30 p.m. ET Dial-In (800) 638-7172 (ID# 83869061)

NEW YORK--(BUSINESS WIRE)--February 12, 2009--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its fourth quarter and twelve months ended December 31, 2008.

2008 Financial Performance

For the year ended December 31, 2008, The Company's net revenue rose to $103.9 million, an increase of 5% from $98.7 million in 2007. The results were led by gains of 15% and 8%, respectively, in national and local online advertising revenue. Merchandise revenue was up 6% while registry services revenue and publishing & other revenue declined by 4% and 5%, respectively.

Net income for 2008 was $4.1 million, or $0.13 per basic and diluted share, as compared to $11.9 million, or $0.38 per basic and $0.36 per diluted share in 2007. Net income was impacted by a pre-tax $4.0 million impairment charge to reduce the carrying value of long-lived assets.

Total operating expenses for the twelve months ended December 31, 2008 increased to $82.3 million from $64.8 million in 2007. Total operating expenses for 2008 include the pre-tax impairment charge. The remaining increase in operating expenses and the associated decline in net income are primarily related to the Company’s ongoing investment in strategic initiatives to extend its brands and enhance its technological infrastructure to access a greater market share of advertising dollars and commerce revenue in both the wedding and non-wedding portions of its business.

The Company’s balance sheet reflects cash and cash equivalents of $61.5 million, short-term investments of $13.0 million and an additional $49.0 million in auction-rate securities, which are currently classified as long-term investments. The Company has no debt.

“Recent progress in national and local online advertising gives us reason to be cautiously optimistic; however, registry and publishing have been and will continue to be under considerable pressure,” said David Liu, CEO of The Knot. “We are focused on strong execution in sales and technology while using our solid balance sheet to take advantage of strategic opportunities as they appear.”

Fourth Quarter 2008 Results

For the fourth quarter ended December 31, 2008, The Knot reported net revenues of $24.4 million, an increase of 1% from net revenues of $24.2 million for the fourth quarter of 2007. Revenue from national and local online advertising programs increased 5% over the prior year’s fourth quarter. Merchandise revenue from the sale of wedding supplies grew 7%, and publishing and other revenue declined 7%. Registry services revenue declined 10% as compared to the prior year’s fourth quarter.

Net loss for the fourth quarter of 2008 was $981,000 or $0.03 per basic and diluted share, as compared to net income of $2.6 million or $0.08 per basic and diluted share in the fourth quarter of 2007. Net loss in the quarter was impacted by a pre-tax $4.0 million impairment charge to reduce the carrying value of long-lived assets.

Recent Highlights:

  New membership on TheKnot.com grew 11% in 2008 versus 2007 levels, as U.S. couples continue to plan weddings. Across the network of wedding-related sites, new membership levels reached a new annual high in the year ended December 31, 2008, of 1.9 million.
  The Knot Inc. recently acquired Breastfeeding.com, the #1 online breastfeeding resource for new moms. Featuring extensive content, expert advice, and a thriving community, Breastfeeding.com enhances the Company’s network of baby sites targeting first-time parents.
  The Company also acquired WedSnap, the developer of the Weddingbook application on Facebook®. Weddingbook is the most popular wedding planning application on Facebook with over 400,000 active users. Members use the application to communicate wedding details, share gift registry information, and introduce guests to one another across the Facebook social network.
  The first 10 locale-specific niche wedding planning websites launched in late December 2008. The sites feature thousands of Real Wedding photos, local vendor listings, and expert bloggers in communities across the U.S., including New York City, Los Angeles, Chicago, Boston, Miami, Houston, Minneapolis/St. Paul, Napa, Outer Banks, and Charleston. The Company plans to launch over a hundred more of these locale-specific websites in the coming year.

Fourth Quarter and Year-to-Date 2008 Financial Highlights:

Commenting on the results, Chief Financial Officer John Mueller said, “After a challenging year, we are well-positioned to weather the economic headwinds of 2009. We expect that the coming year could be even more challenging than 2008, but we plan to leverage our diverse businesses to quickly adapt to the changing economic environment and position the Company for continued growth.”

  National online revenues were $5.5 million and $21.2 million for the three and twelve months ended December 31, 2008, respectively, as compared to $5.5 million and $18.4 million for the corresponding periods in 2007.
  Local online revenues were $8.6 million and $33.2 million for the three and twelve months ended December 31, 2008, respectively, as compared to $7.9 million and $30.6 million for the corresponding periods in 2007.
  Gross profit margins approximated 81.2% for the twelve months ended December 31, 2008 compared to 81.7% in 2007.
  Operating expenses, including depreciation, amortization, stock-based compensation, and impairment charges, were $23.5 million and $82.3 million for the three and twelve months ended December 31, 2008, respectively, as compared to $16.9 million and $64.8 million for the corresponding periods in 2007.
  The Company’s effective income tax rate for 2008 of 26% decreased from the prior year rate of 43% due to the increasing impact of tax-exempt interest from auction rate securities.
  Stock-based compensation expense was $650,000 and $3.1 million for the three and twelve months ended December 31, 2008, respectively, as compared to $707,000 and $2.4 million for the corresponding periods in 2007.
  Net cash provided by operating activities was $19.9 million for the twelve months ended December 31, 2008, while capital expenditures amounted to $4.8 million for the same period.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, February 12, 2009, to discuss its fourth quarter and year end 2008 financial results. Participants should dial in (800) 638-7172 Reference #83869061 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot website, accessible at www.TheKnot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at (800) 642-1687 Reference #83869061.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media company targeting couples planning their weddings and future lives together. Its flagship brand, The Knot, is the nation's leading wedding resource, reaching over a million engaged couples each year through the #1 wedding website TheKnot.com. Extensions of The Knot brand include The Knot national and local magazines, The Knot books (published by Random House and Chronicle), and television programming bearing The Knot name (aired on Style Network and Comcast). The Company’s website, WeddingChannel.com, is the most visited wedding gift registry website. The Nest brand focuses on the newlywed lifestage with the popular lifestyle website TheNest.com, a home decor book series with Clarkson Potter, and The Nest magazine. The Bump brand focuses on the pregnancy and first-time parenthood lifestage with TheBump.com website and The Bump local guides. Also under The Knot, Inc. umbrella are WeddingTracker.com, GiftRegistryLocator.com, party-planning site PartySpot.com, teen-oriented PromSpot.com, and local baby services and community site Lilaguide.com.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry, (v) the dependence of our registry services business on the continued use of the WeddingChannel website by our retail partners and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)

Current assets:
Cash and cash equivalents	$61,488	$33,127
Short-term investments	12,987	72,649
Accounts receivable, net	9,381	14,927
Accounts receivable from affiliate	351	1,327
Inventories	2,087	1,878
Deferred production and marketing costs	519	483
Deferred tax assets, current portion	2,310	3,388
Other current assets	2,270	1,623
Total current assets	91,393	129,402

Long-term investments	48,974	--
Property and equipment, net	8,331	8,497
Intangible assets, net	23,686	30,953
Goodwill	34,607	32,105
Deferred tax assets	22,160	22,018
Other assets	201	278
Total assets	$229,352	$223,253

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,648	$7,616
Deferred revenue	11,760	14,665
Current portion of long-term debt	--	55
Total current liabilities	20,408	22,336
Deferred tax liabilities	10,236	14,178
Other liabilities	360	456
Total liabilities	31,004	36,970

Stockholders’ equity:
Common stock	323	316
Additional paid-in-capital	200,822	192,893
Accumulated deficit	(2,797)	(6,926)
Total stockholders’ equity	198,348	186,283
Total liabilities and stockholders’ equity	$229,352	$223,253

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Online sponsorship and advertising	$14,057	$13,342	$54,379	$49,034
Registry Services	1,866	2,079	10,386	10,862
Merchandise	3,068	2,866	20,547	19,312
Publishing and other	5,451	5,877	18,585	19,480
Total net revenues	24,442	24,164	103,897	98,688

Cost of revenues	4,196	3,991	19,523	18,052

Gross profit	20,246	20,173	84,374	80,636

Operating expenses:
Product and content development	5,465	3,890	20,751	13,827
Sales and marketing	7,104	6,730	30,126	25,297
General and administrative	4,581	4,235	18,608	16,706
Long-lived asset impairment charges	4,012	--	4,012	496
Depreciation and amortization	2,377	2,055	8,837	8,439
Total operating expenses	23,539	16,910	82,334	64,765

(Loss) income from operations	(3,293)	3,263	2,040	15,871

Interest and other income, net	649	1,324	3,558	4,820

(Loss) income before income taxes	(2,644)	4,587	5,598	20,691
	(1,663)	2,010	1,469	8,822
(Benefit) provision for income taxes

Net (loss) income	($981)	$2,577	$4,129	$11,869

Basic (loss) earnings per share	($0.03)	$0.08	$0.13	$0.38
Diluted earnings per share	n/a	$0.08	$0.13	$0.36

Weighted average number of common shares outstanding:
Basic	31,621,921	31,153,139	31,473,761	30,975,457
Diluted	n/a	32,705,892	32,584,786	32,766,879

CONTACT:
The Knot, Inc.
Laura Cave, 212-219-8555 x.1012
Corporate Communications Manager
IR@theknot.com